Exhibit 99.1

Charles & Colvard, Ltd. Receives Interim Award in Wolfspeed Arbitration

RESEARCH TRIANGLE PARK, N.C., December 11, 2024 – Charles & Colvard, Ltd. (“Charles & Colvard” or the “Company”) (Nasdaq: CTHR) today announced that on December 5, 2024, it received an interim award in its confidential arbitration with Wolfspeed, Inc. Importantly, the award rejected Wolfspeed’s claims to expectation damages of approximately $22.8 million, limiting the Company’s damages to just $3.3 million representing approximately $1.3 million for inventory previously purchased and approximately $2.0 million of consigned inventory in the Company’s possession, that will now be recorded on the Company’s balance sheet as of June 30, 2024 - along with interest, arbitration and limited attorney’s fees as described below.

“We consider this a significant victory for the Company and its shareholders, as Wolfspeed sought total damages in excess of $28 million. This resolution allows us to focus on our business and move forward to execute on our strategic plans while no longer being obligated under a long-term purchase commitment that we believe hindered the Company’s growth and profitability for quite some time,” said Company President and Chief Executive Officer Don O’Connell.

Under the terms of the interim award, the arbitrators rejected Wolfspeed’s claims for additional expectation damages. The Company is required to pay Wolfspeed the undisputed amount of approximately $1.3 million for product previously purchased and already reflected as a payable in the Company’s historical financial statements. In addition, the Company is also required to purchase and pay Wolfspeed approximately $2.0 million for raw material delivered to the Company on consignment, which will have a positive impact on the Company’s balance sheet by increasing inventory by a similar amount as of June 30, 2024. Wolfspeed is entitled to recover interest at the rate of 8% per annum on the foregoing compensatory damages between April 24, 2023, until paid. The arbitrators’ fees and expenses shall be borne by the Company and will be included in the final award. Wolfspeed was awarded attorney’s fees and costs incurred in connection with this arbitration, but not for any time related to arguing for expectation damages, nor for expert witness fees and expenses. No later than January 4, 2025, Wolfspeed shall submit a petition for its attorney’s fees and costs together with a supporting affidavit on the reasonableness and necessity of (i) the time spent, (ii) the number of attorneys who worked on the matter, (iii) the hourly rates charged, compared to the customary fees charged in the community for similar services by lawyers of similar experience, and (iv) the costs incurred. All such costs shall be supported by documentation. The Company shall have 15 days from the service of Wolfspeed’s petition to respond. The arbitrators shall review the parties’ submissions on the issue of attorney’s fees and costs and then issue a final award.

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About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (Nasdaq: CTHR) believes that fine jewelry should be as ethical as it is exquisite. Charles & Colvard is the original creator of lab grown moissanite (a rare gemstone formed from silicon carbide). The Company brings revolutionary gems and fine jewelry to market by using exclusively Made, not Mined™ above ground gemstones and a dedication to 100% recycled precious metals. The Company's Forever One™ moissanite and Caydia® lab grown diamond brands provide exceptional quality, incredible value and a conscious approach to bridal, high fashion, and everyday jewelry. Charles & Colvard was founded in 1995 and is based in North Carolina's Research Triangle Park region. For more information, please visit https://www.charlesandcolvard.com/.

Forward-Looking Statements

This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “plan,” “expect,” “will,” “working,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, the ability of the Company to continue its business. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond our control. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 and subsequent reports filed with the SEC. For example, there can be no assurance that the Company will succeed in pursuing its strategic plan, or regain compliance with the Nasdaq Listing Rules during any compliance period or in the future, or otherwise meet Nasdaq compliance standards, and its reliance on Wolfspeed as its sole supplier of silicon carbide subjects it to risk. Forward-looking statements speak only as of the date they are made. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Charles & Colvard Corporate Contact:

Clint J. Pete

Chief Financial Officer

Charles & Colvard, Ltd.

919-468-0399

ir@charlesandcolvard.com

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